SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated April 20, 2023 by and among
DISTILLATE CAPITAL PARTNERS LLC
and
VIDENT ADVISORY, LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee	Rate	Effective date
Distillate U.S. Fundamental Stability & Value ETF	$25,000	0.030% on the first $250,000,000 0.025% on the next $250,000,000 0.020% on net assets in excess of $500,000,000	July 28, 2023
Distillate International Fundamental Stability & Value ETF	$12,500	0.040% on the first $250,000,000 0.035% on the next $250,000,000 0.030% on net assets in excess of $500,000,000	June 30, 2023
Distillate Small/Mid Cash Flow ETF	$20,000	0.030% on the first $250,000,000 0.025% on the next $250,000,000 0.020% on amounts over $500,000,000	June 30, 2023
IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of July 28, 2023.

DISTILLATE CAPITAL PARTNERS LLC By: /s/ Thomas M. Cole Name: Thomas M. Cole Title: Chief Executive Officer
VIDENT ADVISORY, LLC By: /s/ Amrita Nandakumar Name: Amrita Nandakumar Title: President
ETF SERIES SOLUTIONS By: /s/ Joshua J. Hinderliter Name: Joshua J. Hinderliter Title: Secretary